Exhibit 10.1

June 4, 2018

Chuck Knight

Dear Chuck:

Vitamin Shoppe Industries Inc. (“Company” or “The Vitamin Shoppe”) is very pleased to offer you the position of SVP, Chief Accounting Officer and Corporate Controller. You will report to Bill Wafford, EVP Chief Financial Officer. Your start date will be 7/2/2018.

Your employment will be subject to all Company policies, procedures and practices, including our Standards of Business Conduct and Health Enthusiast Handbook. In addition, by accepting employment with the Company, you agree to arbitrate any disputes arising out of your employment as set forth in the Company’s Dispute Resolution Program, which you will be required to sign prior to beginning your employment with the Company.

The following will outline the general terms of our employment offer:

POSITION: You will perform the duties and services assigned to you by the Company. You will devote your full time and attention to the affairs of the Company and to your duties on the Company’s behalf. You will not be permitted to engage in outside business activities unless approved by the Company; provided that you may engage in charitable and community activities and manage your personal investments so long as such activities do not, individually or in the aggregate, interfere with the performance of your duties to the Company.

COMPENSATION: The Company will pay you a base salary at a bi-weekly rate of $15,384.61 which is equivalent to $400,000 on an annualized basis. Your salary will be reviewed from time to time and will be evaluated against market data and/or other criteria.

ANNUAL BONUS: You will be eligible to participate in the Vitamin Shoppe, Inc. Management Incentive Plan (“MIP”), with a target bonus of 45% of your eligible earnings in each calendar year. Payment of a MIP bonus is made on an annual basis, based upon the Company’s performance against certain targets as outlined or approved by the Board of Directors, and can be increased or decreased based on the actual results and your individual performance toward mutually acceptable objectives. Payments, if any, will usually be paid in the first quarter of the following year, and in all events on or before March 15 of such year, after appropriate approval from the Board of Directors, or the appropriate committee of the Board of Directors. You acknowledge that the Company reserves the right to change the structure of the MIP from time to time in their sole discretion.

LONG TERM INCENTIVE: You will be eligible to participate in The Vitamin Shoppe’s long-term incentive program (“LTIP”). Whether or not you are granted an award under the LTIP, the type of the award (cash, equity or a combination of both), the amount of any such award and the terms of vesting (e.g., time-based and/or performance-based vesting over a period of continued employment) are each determined by the Compensation Committee of the Board of Directors from time-to-time. Awards are subject to terms and conditions that will be set forth in the award agreement at that time and may include terms regarding forfeiture and repayment provisions if you breach certain covenants regarding confidentiality, trade secrets, non-competition or have engaged in fraud.

SIGN-ON EQUITY LTIP: Subject to the approval of the Compensation Committee of the Board of Directors, you will receive a one-time sign-on grant/award ofLTIP valued at $200,000.00 at such time as the next quarterly grant is scheduled. The one-time grant will be subject to terms and conditions of the Plan and of such grant agreements as will be presented for your execution at the time the grant is offered.

OTHER EMPLOYEE BENEFITS: You will be eligible for additional employee benefits, including:

•	Partially subsidized health insurance, including dental, beginning on the thirty-first day of employment. Dependent coverage is also available. Available plans require employee contributions. Available plans require employee contributions.

•	40 I (k) eligibility on the first day of the month following one full calendar month of employment. Following one full year of employment, the Company will match I 00% of the first 3% and 50% of the next 2% of your contribution. You will be eligible to receive the Company match on the first day of the month following your anniversary date.

•	Company-paid basic life insurance and AD&D coverage in an amount equivalent to three times your annualized salary, up to a maximum of $500,000.

•	Company-paid Long Term Disability insurance.

PAID TIME OFF: You will be eligible to accrue paid time off (“PTO”) based on weeks worked, up to a maximum of 27 Paid Time Off (PTO) days annually. Accrual, carryover, use and forfeiture of PTO is subject to applicable Company policies.

HOLIDAYS: You will be eligible for paid holidays. The Company observes the following holidays: Memorial Day, July 4th, Labor Day, Thanksgiving Day, Christmas Day, and New Year’s Day.

EMPLOYMENT AT WILL: Your employment will be “employment-at-will,” which means it is not for any definite period of time and the terms and conditions of employment may be modified or employment may be terminated by either you or by the Company at any time, for any reason, or for no reason. Your employment-at-will status will apply throughout your employment with the Company and cannot be modified except by an express, written contract that is executed by the Chief Executive Officer and you.

INTELLECTUAL PROPERTY: You acknowledge and agree that all writings, inventions, improvements, processes, procedures, programs, techniques and other data and information that are furnished to you by the Company or that you design, generate or develop within the scope of your employment with the Company or related to the business of the Company, whether on the Company’s property or otherwise, whether alone or with others, are and will remain the sole and confidential property of the Company. You specifically agree that all materials that you design, generate or develop within the scope of your employment with the Company, related to the business of the Company or using any confidential or proprietary information of the Company will be considered “works made for hire” under applicable law and that all such material will be owned exclusively by the Company. You hereby assign and transfer to the Company all right, title and interest that you may have in and to such materials under patent, copyright, trade secret, trademark and other applicable laws.

CONFIDENTIALITY AND RESTRICTIVE COVENANTS: During your employment by the Company, you agree that you will not, directly or indirectly, either for yourself or for any other person, business, or entity, hire from the Company or attempt to hire, divert or take away from the Company, any of the business of the Company or any officer or employee of the Company. Upon commencement of employment you will be asked to sign an agreement further acknowledging the confidential nature of all information disclosed in connection with your employment by the Company. You agree that in your work for the Company, you will not use or disclose any confidential information, including trade secrets of any current or former employer or third party to whom you have any obligation of confidentiality. You further agree that you can perform your duties to the Company without reliance on any such confidential information or trade secrets of any current or former employer or third party. You agree that you will not bring onto the Company’s premises, or transmit or store using any electronic communication equipment or computer network or system of the Company, any·unpublished documents or property belonging to any current or former employer or third party to whom you have any obligation of confidentiality, including any documents or property containing confidential information or trade secrets. You represent and agree that in connection with your anticipated employment with the Company, including during your discussions with the Company, you (i) have not breached any restrictive covenant agreement to which you are bound, and (ii) have complied with all of your fiduciary obligations to any current or former employer or third party to whom you have any such obligations.

18 U.S.C. § 1833(b) states: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that-(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, you have the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. You also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this offer letter is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

NON-SOLICITATION: During the period of your employment and for one year thereafter, you shall not directly or indirectly (i) cause any person or entity to, either for yourself or for any other person, business, partnership, association, firm, company or corporation, hire from the Company or attempt to hire, divert or take away from the Company, any of the officers or employees of the Company who were employed by the Company during the twelve (12) months prior to the termination date of your employment; or (ii) cause any other person or entity to, either for yourself or for any other person, business, partnership, association, firm, company or corporation, attempt to divert or take away from the Company or its subsidiaries any of the business or vendors of the Company.

TAXES: All payments hereunder are subject to applicable tax withholdings.

The offer is contingent on: (i) a successful background check; and (ii) your completion of Section 1 of the Form 1-9 on or before the end of your first day of employment and your presentation of your original documentation verifying your work eligibility and identification on or before the third day of employment.

Please indicate your acceptance by returning a signed copy of this offer to The Company.

We look forward with pleasure to your joining us.

Regards,

/s/ Teresa Orth

Teresa Orth

SVP, Human Resources

Acknowledgment:

I have carefully read and fully understand each of the terms of the foregoing offer of employment. I understand that by accepting employment with the Company, I agree to arbitrate any dispute arising out of my employment as set forth in the Company’s Dispute Resolution Program, which I will be required to sign prior to beginning my employment. I further understand that my employment with the Company is at-will, which means that either I or the Company may terminate the employment relationship at any time, for any reason, with or without cause.

/s/ Chuck Knight
Chuck Knight	Date